EXHIBIT 99

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Second Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—August 1, 2006—International Bancshares Corporation (“IBC”) (Nasdaq:IBOC - News) today reported net income for the second quarter of 2006 of $34.7 million or $.55 per share - basic ($.54 per share - diluted) compared to $33.4 million or $.52 per share - basic ($.52 per share - diluted) for the second quarter 2005, which represents an increase of 3.9% in net income and 3.8% in diluted earnings per share.   Net income for the first six months of 2006 was $58.6 million, or $.93 per share — basic ($.92 per share diluted) compared to $71.0 million, or $1.12 per share — basic ($1.10 per share diluted) for the first six months of 2005, which represents a decrease of 17.5% in net income and 16.4% in diluted earnings per share.

Net income for the first six months of 2006 was negatively impacted by a $8.9 million, net of tax, charge to operations as a result of the loss of a IRS tax lawsuit that was litigated during the third quarter of 2005 in the Federal District Court in San Antonio, Texas and that relates to certain leasing transactions previously discussed in Footnote 17 of the Notes to Consolidated Financial Statements set forth in the Company’s 2005 Annual Report.  Because of the trial court judgment issued on March 31, 2006, the uncertainty of the outcome at the appellate level and the similarity between the litigated lawsuit and the other tax case that is pending, the Company took the $8.9 million charge, net of tax.  Net income for the first six months of 2005 was positively impacted by a $5.6 million distribution, net of tax, from the January 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley, received in the first and second quarter 2005.  The Company, as a member of the PULSE EFT Association received the cash distributions based in part upon its volume of transactions through the PULSE network.

“I’m pleased with the Company’s second quarter earnings, as well as the results of the first six months, despite the charge related to the tax lawsuits.  The Company has continued to grow its operations and enhance long term shareholder value through aggressive de novo branch expansion,” said Dennis E. Nixon, President and CEO.

Total assets at June 30, 2006 were $10.6 billion compared to $10.4 billion at December 31, 2005. Total net loans were $4.8 billion at June 30, 2006 and $4.5 billion at December 31, 2005. Total deposits were $6.7 billion at June 30, 2006 and December 31, 2005.

IBC is a $10.6 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 200 facilities and over 300 ATMs serving more than 90 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.